Gaming Partners International Corporation Announces the Acquisition of GEMGROUP Inc.

LAS VEGAS, March 13, 2014 /PRNewswire/ -- Gaming Partners International Corporation (NASDAQ: GPIC) announces it has entered into a Binding Letter of Intent to acquire the assets of GemGroup Inc. and Subsidiaries in an all cash transaction. GemGroup is a privately-held manufacturer of casino currency, cards and table layouts primarily sold under the Gemaco brand. The Companies anticipate closing the transaction on or before June 30, 2014.

Gregory Gronau, GPIC's President and Chief Executive Officer, commented "We are very pleased to acquire the Gemaco brand of products along with their manufacturing expertise. We look forward to partnering with them to strengthen and expand our casino offerings. This acquisition strengthens our card manufacturing capabilities and increases our US market share in both playing cards and table layouts, two important sources of recurring revenue. Further, it expands our product offerings in the growing Asia-Pacific region as Gemaco has a strong market presence in the layout business there. Consolidated revenues for GPIC have the potential to grow by over 30% as a result of the acquisition."

Kaye Summers, President and CEO of GemGroup, commented "We are pleased to be joining forces with Gaming Partners International. This transaction will be mutually beneficial for our customers and employees given both companies strong brand recognition in casino products. Moreover, GPIC has committed to continue operations in the Greater Kansas City area."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, including the expected completion of the acquisition, the time frame in which this will occur, the expected benefits to GPIC or GemGroup from completing the acquisition, and the expected financial performance of GPIC following completion of the acquisition. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2012, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For Further Information Contact:
Michael D. Mann, Chief Financial Officer, Treasurer and Secretary
PH: 702.384.2425
FX: 702.384.1965

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